EX-99.(a)(1)

CERTIFICATE OF TRUST

OF

GOLDMAN SACHS REAL ESTATE DIVERSIFIED INCOME FUND

(a Delaware Statutory Trust)

This Certificate of Trust of Goldman Sachs Real Estate Diversified Income Fund (the “Trust”), dated as of December 2, 2019, is being duly executed and filed on behalf of the Trust by the undersigned, as the sole Trustee, for the purpose of organizing a statutory trust pursuant to the Delaware Statutory Trust Act (12 Del. Code §3801 et seq.) (the “Act”).

1. NAME. The name of the statutory trust formed hereby is Goldman Sachs Real Estate Diversified Income Fund.

2. REGISTERED OFFICE AND REGISTERED AGENT. The business address of the registered office of the Trust in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801 in the county of New Castle. The name of the Trust’s registered agent at such address is The Corporation Trust Company.

3. EFFECTIVE DATE. This Certificate shall be effective upon the date and time of filing.

4. REGISTERED INVESTMENT COMPANY. The Trust will register as an investment company under the Investment Company Act of 1940, as amended, within 180 days following the first issuance of shares of beneficial interest of the Trust.

5. Notice. Notice is hereby given that the Trust shall consist of one or more series. As provided in the governing instrument of the Trust, (a) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the assets of the Trust generally or any other series thereof; and (b) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to any other series of the Trust or with respect to the Trust generally that have not been allocated to a specified series shall be enforceable against the assets of such specified series.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

James A. McNamara, not in his individual capacity but as Trustee

By:	/s/ James A. McNamara
James A. McNamara